FREE WRITING PROSPECTUS Dated March 4, 2020	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-04

**PRICED/DETAILS** $834.78mm World Omni (WOART) 2020-A

Joint Bookrunners: Mizuho (str), MUFG, SunTrust

Co-Managers: Barclays, TD

CLS	$AMT(MM)	WAL	S&P/FITCH	E.FNL	L.FNL	BNCH	SPRD	YLD%	CPN	$PX
A1	139.600	0.28	A-1+/F1+	9/2020	3/2021	IntL	+5	1.04922	1.04922	100.00000
A2A	181.200	1.17	AAA/AAA	1/2022	6/2023	EDSF	+29	1.032	1.02	99.98858
A2B	125.000	1.17	AAA/AAA	1/2022	6/2023	1mL	+29			100.00000
A3	274.400	2.67	AAA/AAA	10/2023	4/2025	IntS	+40	1.111	1.10	99.97781
A4	76.910	3.87	AAA/AAA	2/2024	11/2025	IntS	+49	1.234	1.23	99.99682
B	25.110	3.93	AA/AA	2/2024	1/2026	IntS	+70	1.446	1.44	99.99364
C	12.560	3.93	A/A	2/2024	8/2026	IntS	+90	1.646	1.64	99.99853

Transaction Details-

* Ticker	: WOART 2020-A
* Format	: Public/SEC-Registered
* Expected Ratings	: S&P, Fitch
* Offered Size	: $834.78MM (No Grow)
* ERISA Eligible	: Yes
* Risk retention	: US: Yes, EU: No
* Pricing Speed	: 1.3% ABS 10% CALL
* Expected Pricing	: Priced
* Expected Settle	: 3/11/20
* First Pay Date	: 4/15/20
* Min Denoms	: $1k x $1k
* Bill & Deliver	: Mizuho

-Available Materials-

Preliminary Prospectus and Ratings FWP attached

*Roadshow : www.dealroadshow.com

Passcode : WOART20A

*Intexnet : mzwoar20a

Passcode : K92A

--Company is available for conference calls upon request--

CUSIPs / ISINs

A1 98163MAA6 / US98163MAA62

A2a 98163MAB4 / US98163MAB46

A2b 98163MAC2 / US98163MAC29

A3 98163MAD0 / US98163MAD02

A4 98163MAE8 / US98163MAE84

B 98163MAF5 / US98163MAF59

C 98163MAG3 / US98163MAG33

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.